EXHIBIT 10.33

BERYL ZYSKIND

August 4, 2010

SheerVision, Inc.
4030 Palos Verdes Drive N., Suite 104
Rolling Hills, CA 90274

Attention:                                Ms. Suzanne Lewsadder, Chief Executive Officer

Gentlemen:

1.           We are pleased to set forth the terms of the retention of Berylz Zyskind (“Consultant”) by SheerVision, Inc., a Delaware corporation (collectively with its affiliates, the “Company”) to act as a non-exclusive financial and strategic advisor in connection with the advancement of the Company’s business objectives, including analyzing the Company’s business and revenue models and capital structure, and identifying strategic partners.

2.           In connection with Consultant’s activities on the Company’s behalf, Consultant will familiarize itself with the business, operations, properties, financial condition, and prospects of the Company.  In connection with its role as the advisor to the Company, Consultant would expect its services to include such additional financial and strategic advisory and related services as may be mutually agreed upon by Consultant and the Company.  The retention by the Company of Consultant as advisory as heretofore described shall be for a period of one year from the date hereof.

3.           In connection with Consultant’s activities on the Company’s behalf, the Company will cooperate with Consultant and will furnish Consultant with all information and data concerning the Company (the “Information”) that Consultant deems appropriate and will provide Consultant with access to the Company’s officers, directors, employees, independent accountants, and legal counsel.  The Company represents and warrants that all Information made available to Consultant by the Company will, at all times during the period of engagement of Consultant hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made.  The Company further represents and warrants that any projections provided by it to Consultant will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company acknowledges and agrees that, in rendering its services hereunder, Consultant will be using and relying on the Information without independent verification thereof by Consultant or independent appraisal by Consultant of any of the Company’s assets.  Consultant does not assume responsibility for any information regarding the Company.  Any advice rendered by Consultant pursuant to this Agreement may not be disclosed publicly without our prior written consent.

4.           (a)           In consideration of its services pursuant to this Agreement, Consultant shall be entitled to receive 1,400,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company upon the execution and delivery hereof.

                              (b)           The Company shall cause the resale of the such shares of Common Stock to be registered as soon as reasonably practicable, and in any event within 45 days, on an appropriate form under the Securities Act of 1933, as amended.

                              (c)           Consulting fees of $7,500 per month for a period of one year commencing November 1, 2010.

5.           In addition to the fees described in Paragraph 4 above, the Company agrees to promptly reimburse Consultant for expenses incurred in connection with its retention provided that such expenses are approved in advance in writing by the Company.

6.           The Company agrees to indemnify Consultant in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

7.           Consultant may terminate this Agreement at any time upon 30 days’ prior written notice, without liability or continuing obligation, except as set forth in the following sentence.  Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by Consultant up to the date of termination or completion, as the case may be, including the entirety of the fees referenced in Paragraph 4 hereof; (ii) the reimbursement of expenses incurred by Consultant up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 4 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

8.           The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity.  The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company’s property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

9.           The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

10.           For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.  This Agreement may not be modified or amended except in writing signed by the parties hereto.

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If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

_________________________________
Beryl Zyskind

Confirmed and Agreed to:
as of this 4th day of August, 2010

SHEERVISION, INC.

By:___________________________
      Name:
      Title:

Annex A

INDEMNIFICATION PROVISIONS

SheerVision, Inc. (the “Company”), agrees to indemnify and hold harmless Beryl Zyskind (“Consultant”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Consultant is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Consultant’s acting for the Company, including, without limitation, any act or omission by Consultant in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated August 4, 2010, between Consultant and the Company, as it may be amended from time to time (the “Agreement”); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of Consultant. The Company also agrees that Consultant shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Consultant, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Consultant’s willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Consultant or the persons indemnified below in this sentence and shall extend to the following: Consultant, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws).  All references to Consultant in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which Consultant proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Consultant to notify the Company shall not relieve the Company from its obligations hereunder.  Consultant shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Consultant made with the Company’s written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of Consultant, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Consultant of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Consultant, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Consultant, on the other hand, and also the relative fault of the Company, on the one hand, and Consultant on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, Consultant shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Consultant pursuant to the Agreement.

Neither termination nor completion of the engagement of Consultant referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.